Exhibit 99.37

CITIGROUP INC.

AND

THE BANK OF NEW YORK MELLON

Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of June 29, 2009

Supplemental to Indenture dated as of October 7, 1996

providing for the issuance of

Subordinated Debentures

THIRD SUPPLEMENTAL INDENTURE, dated as of June 29, 2009 (the “Third Supplemental Indenture”), between CITIGROUP INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), under the Indenture dated as of October 7, 1996, as supplemented by the First Supplemental Indenture, dated as of December 15, 1998, between the Company and the Trustee, and as further supplemented by the Second Supplemental Indenture, dated as of September 6, 2001, between the Company and the Trustee (as supplemented, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee may enter into one or more supplemental indentures without the consent of the Holders; and

WHEREAS, the Company desires and hereby directs the Trustee to enter into this Third Supplemental Indenture pursuant to Section 9.1(8) of the Indenture, to supplement and amend certain provisions of the Indenture as provided herein (collectively, the “Amendments”); and

WHEREAS, adoption of the Amendments contained herein (i) does not require the consent of any of the Holders and (ii) shall not adversely affect the interests of the Holders in any material respect; and

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture, subject to the terms and conditions described herein; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture, and all requirements necessary to make this Third Supplemental Indenture a valid and legally binding instrument in accordance with its terms and the terms of the Indenture have been duly satisfied and authorized in all respects.

NOW, THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

Amendments to Text of Indenture

Section 1.01 The defined term “Travelers Trust” contained in Section 1.1 of the Indenture shall be deleted in its entirety and replaced by the defined term “Citigroup Trust” and all references in the Indenture to “Travelers Trust” shall be amended to refer to “Citigroup Trust”, which defined term shall read as follows:

“Citigroup Trust” means Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X or any other similar trust created for the purpose of issuing preferred securities in connection with the issuance of Securities under this Indenture.

Section 1.02 Section 1.1 of the Indenture shall be amended to add the following new definitions:

“Exchange” has the meaning set forth in the Declaration of the applicable Citigroup Trust.

Section 1.03 Section 3.9 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 3.9 Cancellation.

All Securities surrendered for payment, redemption, registration of transfer or exchange or for credit against any sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, including, without limitation, Securities acquired by the Company upon an Exchange pursuant to the Declaration of the applicable Citigroup Trust, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Securities held by the Trustee shall be disposed of by it in its customary manner, and the Trustee, upon receipt of a written request of the Company, shall deliver a certificate of such disposal to the Company.

ARTICLE II

Miscellaneous

Section 2.01 The Trustee accepts the Amendments set forth in this Third Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Third Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company. The Trustee has no duty to determine or otherwise monitor whether any adjustments or actions set forth herein should be made, how they should be made or what they should be. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued pursuant to the terms hereof. The Trustee shall not be responsible for the Company’s failure to comply with the Amendments set forth herein.

Section 2.02 The Amendments in this Third Supplemental Indenture shall be effective as to, and binding upon the Holders of, all Securities Outstanding as of the date hereof, as well as any and all Securities hereafter issued.

Section 2.03 Notwithstanding anything to the contrary contained in any Securities on the date hereof, in the event of any conflict between the terms of such Securities and the Amendments in this Third Supplemental Indenture, the Amendments in this Third Supplemental Indenture shall control.

Section 2.04 Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall take effect on the date hereof.

Section 2.05 Upon the effective date of this Third Supplemental Indenture:

(a) any definitions, and any definitions included exclusively within such definitions, in the Indenture shall be deemed deleted or amended when all references in the Indenture to such definitions would be eliminated or amended as a result of the Amendments; and

(b) entries in the Indenture’s table of contents and cross-references to provisions in the Indenture that have been deleted or amended as a result of the Amendments shall be deemed deleted or amended.

Section 2.06 Should any provision of this Third Supplemental Indenture for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Third Supplemental Indenture, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Section 2.07 This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Third Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized as of the date first set forth above.

CITIGROUP INC.

By:	/s/ Martin A. Waters
Name: Martin A. Waters
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

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